Exhibit 10.2

EXMOVERE HOLDINGS, INC.
RESOLUTION BY THE BOARD OF DIRECTORS
APPOINTMENT OF NEW DIRECTOR TO FILL VACANCY

WHEREAS, Cheyenne Crow has been removed as a director of the Company by written consent of the Board of Directors and his removal has left a vacancy on the Board of Directors;

WHEREAS, Section 7.6 of the Company’s Bylaws provides that any vacancy in the Board of Directors by any other cause, shall be filled by an affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board or by a sole remaining Director, at any regular meeting or special meeting of the Board of Directors called for that purpose;

NOW THEREFORE, BE IT RESOLVED THAT, Dr. Jun Quion is now appointed as a member of the Board of Directors to fill the vacancy until the next annual meeting of the Company.

BE IT RESOLVED FURTHER THAT, the Chief Executive Officer of the Company is hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

It is hereby certified by the undersigned that the foregoing resolutions were duly passed by the Board of Directors of Exmovere Holdings, Inc. on the 11 day of April, 2011 at a special telephone meeting called by the Board of Directors in which a majority of the Board of Directors were present and unanimously voted for the foregoing resolutions in accordance with the Bylaws of the Company and that the said resolutions may be signed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.  The said resolutions have been duly recorded in the minutes of the Board of Directors of the Company and are in full force and effect.

Date April 11, 2011
David Bychkov

Joseph Batty	Date April 11, 2011

Robert Doornick	Date April 11, 2011

Bob Kinssies	Date April 11, 2011